Exhibit 15.1

nd Floor, Cricket Square
CONYERS DILL & PEARMAN SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

28 April 2022

Matter No.: 833063
852 2842 9530
Richard.Hall@conyers.com

BlueCity Holdings Limited

Block 2 Tower B Room 028

No. 22 Pingguo Shequ Bai Zi Wan Road

Chaoyang District

Beijing 100022

People’s Republic of China

Dear Sir/Madam,

Re: BlueCity Holdings Limited

We have acted as special legal advisers as to the laws of the Cayman Islands to BlueCity Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 5.A Operating Results—Taxation” and “Item 10.B. Additional Information—Memorandum and Articles of Association” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-249899) that was filed on 6 November 2020 pertaining to the Company’s 2015 Stock Incentive Plan and 2020 Share Incentive Plan, and the Company’s registration statement on Form S-8 (File No. 333- 239205) that was filed on 4 October 2021 pertaining to the and 2021 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman